Exhibit 99

Financial
National Fuel Gas Company	News
[logo omitted]	6363 Main Street/Williamsville, NY 14221
James C. Welch Investor Relations 716-857-6987
Ronald J. Tanski Treasurer 716-857-6981

SENECA RESOURCES COMPLETES SALE OF CANADIAN PROPERTIES

(August 31, 2007) Williamsville, New York: National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE:NFG) today announced that its Exploration and Production unit, Seneca Resources Corporation (“Seneca”) has completed the previously announced sale of its subsidiary, Seneca Energy Canada Inc. (“SECI”), to NAL Oil & Gas Trust.

Seneca received U.S.$231.8 million for the former subsidiary. The sale is expected to result in a non-recurring gain of approximately $120 million, after tax, which will be reported in the Company’s fourth quarter, which closes on September 30, 2007.*

National Fuel is an integrated energy company with $3.8 billion in assets comprised of the following five operating segments: Utility, Pipeline and Storage, Exploration and Production, Energy Marketing, and Timber. Additional information about National Fuel is available on its Internet Web site: nationalfuelgas.com or through its investor information service at 1-800-334-2188.

*Certain statements contained herein, including those which are designated with an asterisk (“*”) and those which use words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” and similar expressions, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections contained herein are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that such expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors, the following are important factors that could cause actual results to differ materially from those discussed in the forward-looking statements: significant post-closing adjustments to the purchase price; changes in the exchange rate between Canadian and U.S. dollars and the effect of such changes on any significant post-closing adjustments to the purchase price; changes in the availability and/or price of derivative financial instruments; significant changes in tax rates or policies; changes in accounting principles or the application of such principles to the Company; or the cost and effects of legal and administrative claims against SECI, Seneca or the Company. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Analyst Contact:	James C. Welch	716-857-6987
Media Contact:	Julie Coppola Cox	716-857-7079